EXHIBIT 16.1

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.

200 Haddonfield Berlin Road, Ste. 402

Gibbsboro, New Jersey 08026-1239

(856) 346-2828  Fax: (856) 346-2882

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 20, 2007, to be filed by our former client, Medical Connections Holdings, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Bagell, Josephs, Levine & Company, L.L.C.

Bagell, Josephs, Levine & Company, L.L.C.

Gibbsboro, NJ 08026

June 21, 2007